Exhibit 99.1

AGEX THERAPEUTICS RECEIVES EXTENSION OF TIME TO ATTAIN COMPLIANCE WITH STOCK EXCHANGE CONTINUED LISTING REQUIREMENTS

ALAMEDA, Calif.—(BUSINESS WIRE)—November 25, 2022 — AgeX Therapeutics , Inc. (“AgeX”: NYSE American: AGE), a biotechnology company developing therapeutics for human aging and regeneration, announced today that on November 22, 2022 it received notification from the staff of the NYSE American (the “Exchange”) that the Exchange has accepted a revised listing compliance plan from AgeX and has granted AgeX an extension of time to regain compliance with the Exchange’s continued listing standards as set forth in Section 1003(a)(i) and (ii) of the Exchange Company Guide by increasing its stockholders equity to dddnot less than $4,000,000. The Exchange staff will periodically review AgeX’s adherence to the plan milestones. If AgeX is not in compliance with the continued listing standards by May 17, 2023, or if AgeX does not make progress consistent with the plan during the plan period, the Exchange will initiate delisting proceedings as appropriate.

AgeX intends to make arrangements to have its common stock quoted on an electronic interdealer quotation system if its common stock is delisted from the Exchange.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics to treat human diseases to increase healthspan and combat the effects of aging. AgeX’s PureStem® and UniverCyte™ manufacturing and immunotolerance technologies are designed to work together to generate highly defined, universal, allogeneic, off-the-shelf pluripotent stem cell-derived young cells of any type for application in a variety of diseases with a high unmet medical need. AgeX has two preclinical cell therapy programs: AGEX-VASC1 (vascular progenitor cells) for tissue ischemia and AGEX-BAT1 (brown fat cells) for Type II diabetes. AgeX’s revolutionary longevity platform induced Tissue Regeneration (iTR™) aims to unlock cellular immortality and regenerative capacity to reverse age-related changes within tissues. HyStem® is AgeX’s delivery technology to stably engraft PureStem or other cell therapies in the body. AgeX is seeking opportunities to establish licensing and collaboration arrangements around its broad IP estate and proprietary technology platforms and therapy product candidates.

For more information, please visit www.agexinc.com or connect with the company on Twitter, LinkedIn, Facebook, and YouTube.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov). AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:

Andrea Park

apark@agexinc.com

(510) 671-8620